Exhibit 10.5

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT ("Agreement") is dated as of July 1, 2017, between IMMUDYNE, INC., a Delaware corporation (the "Company"), and Anthony Bruzzese M.D. ("Director"). The Company and the Director are hereinafter sometimes referred to collectively as the "Parties" and individually as a "Party."

WITNESSETH:

WHEREAS, the Company desires to engage, and the Director agrees to provide services to the Company, and

WHEREAS, the parties hereto desire to set forth the terms of Director's engagement with the Company;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Director hereby agree as follows:

1.           Engagement and Location. The Company hereby appoints Director, and Director hereby accepts engagement by the Company, on the terms and conditions hereinafter set forth. Given the Director's personal circumstances, and circumstances at the Company, Director shall not be required to relocate.

2.            Director's Duties. Director will serve as a Director of the Company and as a member of the Compensation and Audit Committees. Director's duties shall include those which are designated or assigned to him from time to time by the Board of Directors of the Company or the By-laws of the Company, provided those duties are of the type customarily discharged by a person holding the same or similar offices in a company of similar size and operations as the Company.

3.            Term of Engagement. Subject to the provisions for termination hereof; the original term of this Agreement shall commence as of the date hereof and shall continue for a term of three (3) years. Subsections 6(f) through 6(j) and Sections 7 through 20 of this Agreement shall survive termination hereof for any reason whatsoever.

4.            Compensation. For all services rendered by Director hereunder on behalf of the Company, and the covenants and agreements of Director set forth herein (including without limitation the covenant not to compete set forth in Section 8 hereof), the Company agrees to pay to Director, and Director agrees to accept, the following compensation:

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(a)	an annual retainer to be negotiated and agreed upon when the Company has the financial wherewithal to pay such a retainer;

(b)	a ten year, fully vested option for 100,000 shares of Common Stock of the Company, such shares purchasable or exercisable on a cashless basis at an exercise price of $0.35 (thirty-five) per share; and

(c)	Upon lmmudyne, Inc. achieving $4,000,000 in Pre-Tax Earnings, a ten year fully vested option for 75,000 shares of Common Stock of the Company, such shares purchasable or exercisable on a cashless basis at an exercise price of $0.25 (twenty-five cents) per share. "Pre-Tax Earnings" shall mean earnings of the Company determined prior to payment or deduction of federal or state income taxes, determined in accordance with generally accepted accounting principles, consistently applied. It is understood by the Parties that the total issuance (regarding this $4,000,000 milestone described above) is capped at a total of an option for 75,000 shares;

(d)	Upon lmmudyne, Inc. achieving $5,000,000 in Pre-Tax Earnings, a ten year fully vested option for another 75,000 shares of Common Stock of the Company, such shares purchasable or exercisable on a cashless basis at an exercise price of $0.25 (twenty-five cents) per share. It is understood by the Parties that the total issuance (regarding this $5,000,000 milestone described above) is capped at a total of an option for 75,000 shares;

(e)	Upon lmmudyne, Inc. achieving $6,000,000 in Pre-Tax Earnings, a ten year fully vested option for another 75,000 shares of Common Stock of the Company, such shares purchasable or exercisable on a cashless basis at an exercise price of $0.35 (thirty-five cents) per share. It is understood by the Parties that the total issuance (regarding this $6,000,000 milestone described above) is capped at a total of an option for 75,000 shares;

(f)	Upon lmmudyne, Inc. achieving $7,000,000 in Pre-Tax Earnings, a ten year fully vested option for another 75,000 shares of Common Stock of the Company, such shares purchasable or exercisable on a cashless basis at an exercise price of $0.35 (thirty-five cents) per share. It is understood by the Parties that the total issuance (regarding this $7,000,000 milestone described above) is capped at a total of an option for 75,000 shares;

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(g)	If the Company is prevented from issuing any of options or the stock due to pending litigation, or for any other reason, then the expiration date(s) will commence (or recommence, if applicable) when the Company's options or the stock relating thereto are no longer subject to current litigation, or any other contingency prohibiting the Company from issuing said options or stock. All shares resulting from the exercise of options shall have the same rights as all other shares of the Company's capital stock. Further, if the Company should split its stock prior to the granting or exercise of said options, then the options shall be split in a similar manner and the exercise price shall be adjusted to prevent any dilution or increase in Director's interest in the Company's stock once the options are granted or exercised. Lastly, Director or his Estate will have the right to assign all his options, and the rights to his options. Director's options and the rights to his future options do not terminate with his death. The options may be exercised by his heirs and his assigns and their heirs; and

(h)	Prompt reimbursement of all reasonable expenses incurred by Director in the performance of Director's duties during the term of this Agreement, subject to the presentation of appropriate vouchers and receipts in accordance with the Company's policies.

5.            Additional Benefits. Director shall be entitled to participate in or receive benefits under all benefit plans or programs generally available to directors of the Company to the extent that Director's position, tenure, salary, age, health and other qualifications make Director eligible to participate, subject to the rules and regulations applicable thereto.

6.            Covenants of Director. For and in consideration of the engagement herein contemplated and the consideration paid or promised to be paid by the Company, Director does hereby covenant, agree and promise that during the term hereof, and thereafter to the extent specifically provided in this Agreement:

(a)	Director will not actively engage, directly or indirectly, in any other business or venture that competes with the Company except at the direction or upon the written approval of the Company;

(b)	Director will not engage, directly or indirectly, in the ownership, management, operation or control of, or employment by, any business of the type and character engaged in by the Company or any of its subsidiaries. Director may make personal investments in public companies, such as those made through or recommended by a stock broker;

(c)	Director will truthfully and accurately make, maintain and preserve all records and reports that the Company may from time to time reasonably request or require;

(d)	Director will obey all rules, regulations and reasonable special instructions applicable to Director, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Director's ability and knowledge of the business in an effort to increase the value of Director's services to the mutual benefit of the Parties;

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(e)	Director will make available to the Company any and all of the information of which Director has knowledge relating to the business of the Company or any of the Company's other subsidiaries and will make all suggestions and recommendations which Director feels will be of benefit to the Company;

(f)	Director will fully account for all records or other property belonging to the Company of which Director has custody, and will deliver the same promptly whenever and however he may be reasonably directed to do so;

(g)	Director recognizes that during the course of Director's engagement with the Company, Director has had and will have access to, and that there has been. and will be disclosed to him, information of a proprietary nature owned by the Company, including but not limited to records, customer and supplier lists and information, pricing information, data, formulae, design information and specifications, inventions, processes and methods, which is of a confidential or trade secret nature, and which has great value to the Company and is a substantial basis and foundation upon which the business of the Company is predicated. Director acknowledges that except for Director's engagement and the fulfillment of the duties assigned to Director, Director would not have had and would not have access to such. information, and Director agrees that any and all confidential knowledge or information which may have been or may be obtained by or disclosed to Director in the course of Director's engagement with the Company, including but not limited to the information hereinabove set forth (collectively, the "Information"), will be held inviolate by Director, that Director will conceal the same from any and all other persons, including but not limited to competitors of the Company and its subsidiaries, and that Director will not impart the Information or any such knowledge acquired by Director as a director of the Company to anyone, either during Director's engagement by the Company or thereafter, except to employees, officers, directors or agents of the Company and its subsidiaries on a strict need-to-know basis in the performance of their duties for the Company or one of its subsidiaries. Director further agrees that during the term of this Agreement and thereafter, Director will not use the Information in competing with the Company, or in any other manner to Director's benefit and to the detriment of the Company or its subsidiaries;

(h)	Director agrees that upon termination of Director's engagement hereunder Director will immediately surrender and tum over to the Company all books, records, forms, specifications, formulae, data, processes, papers and writings related to the business of the Company, and all other property belonging to the Company, together with all copies of the foregoing, it being understood and agreed that the same are the sole property, directly or indirectly, of the Company; and

(i)	Director understands and acknowledges that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Director acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from. disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Director's duties hereunder, and (ii) he will communicate to any person to whom he communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

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7.	Termination for Cause. The Company may terminate the engagement of Director if the Board of the Directors of the Company determines that Director has:

(a)	materially breached any provision hereof or habitually neglected the duties which Director was required to perform under any provision of this Agreement;
(b)	misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude, even if not in connection with the performance of Director's duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if Director were retained as a director;
(c)	secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company;
(d)	died, or become and remained incapacitated (either physically, mentally or otherwise) for a period of ninety (90) consecutive days such that Director is not able to substantially perform Director's duties hereunder; or
(e)	failed to carry out and perform duties assigned to Director in accordance with the terms hereof in a manner acceptable to the Board of Directors of the Company after a written demand for substantial performance is delivered to Director which identifies the manner in which Director has not substantially performed Director's duties, and provided further that Director shall be given a reasonable opportunity to cure such failure.

For purposes of this section, no act, or failure to act, on the Director's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Director shall not be deemed to have been terminated For Cause under subsection (a) without (i) reasonable notice to the Director setting forth the reasons for the Company's intention to Terminate For Cause, (ii) an opportunity for the Director, together with his counsel, to be heard before the Board of Directors, and (iii) delivery to the Director of a notice of termination from the Board of Directors of the Company, finding that, in the good faith opinion of the Board of Directors, the Director was guilty of conduct set forth above in clause (a) of the preceding sentence and specifying the particulars thereof in detail. In the event of termination of Director's engagement for cause, Director shall be entitled to retain the vested Options for shares which have not been previously purchased, compensation through the date of termination and reimbursement of expenses properly incurred but not yet reimbursed.

8.	Covenant Not to Compete.· The Director recognizes that the Company has business good will and other legitimate business interests which must be protected in connection with and in addition to the Information, and therefore, in exchange for access to the Information, the specialized training and instruction which the Company will provide, the Company's agreement to engage the Director on the terms and conditions set forth herein, the Director agrees that during the term commencing with the date of engagement and ending three years after the date Director's engagement, Director will not, without the prior written consent of the Company, engage, directly or indirectly, in any business that competes with the Company or any of its subsidiaries in any territory in which the Company or any of its subsidiaries conducts business (determined as of the last date of Director's employment). It is mutually understood and agreed that if any of the provisions relating to the scope time or territory in this Section 8 are more extensive than is enforceable under applicable laws or are broader than necessary to protect the good will and legitimate business interests of the Company, then the Parties agree that they will reduce the degree and extent of such provisions by whatever minimal amount is necessary to bring such provisions within the am bit of enforceability under applicable law.

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9.	Injunctive Relief. The Parties acknowledge that the remedies at law for breach of Director's covenants contained in Sections 6 and 8 of the Agreement are inadequate, and they agree that the Company shall be entitled, at its election, to injunctive relief (without the necessity of posting bond against such breach or attempted breach), and to specific performance of said covenants in addition to any other remedies al law or equity that may be available to the Company.
10.	Business Opportunities. For as long as the Director shall be engaged by the Company and thereafter with respect to any business opportunities learned about through Director's engagement by the Company, the Director agrees that with respect to any future business opportunity or other new and future business proposal which is offered to, or comes to the attention of, the Director and which is in any way related to or connected with, the business of the Company or its affiliates, the Company shall have the right to take advantage of such business opportunity or other business proposal for its own benefit. The Director agrees to promptly deliver notice to the Chairman of the Board of Directors or the Chief Executive Officer of the Company in writing of the existence of such opportunity or proposal, and the Director may take advantage of such opportunity only if the Company does not elect to exercise its right to take advantage of such opportunity and if the pursuit thereof would not otherwise violate any provision of this Agreement.
11.	Right of Offset. To the extent permitted by applicable law, all amounts due and owing to Director hereunder shall be subject to offset by the Company to the extent of any damages incurred by Director's breach of this Agreement. Director acknowledges and agrees that but for the right of offset contained in this Agreement, the Company would not have hired Director nor entered into this Agreement. ·
12.	Obligations of Director. The obligations of Director hereunder are personal and may not be transferred or delegated by Director.
13.	Amendment and Waiver. This instrument contains the entire agreement of the Parties and supersedes and replaces any prior agreements between the Company or any affiliate and Director, which prior agreements (if any) are hereby terminated, effective as of the commencement date of this Agreement, by mutual agreement of the Parties. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought; however, the amount of compensation lo be paid to Director for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing or affecting this Agreement or the performance by Director of any of the duties for the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

14.	Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (ii) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address, and in the case of Director, to Director's residence address as shown on the records of the Company, or may be given by personal delivery thereof.
15.	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be invalid, unenforceable or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, revise, reconstruct or reform such provision in a manner sufficient to cause it to be valid and enforceable.

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16.	Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to: acts of God; acts of the public enemy; acts of the United States of America or any state, territory or political subdivision thereof or of the District of Columbia; fires; floods; epidemics, quarantine restrictions; strike or freight embargoes. Notwithstanding the foregoing provisions of this Section 18, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay.
17.	Authority to Contract. The Company warrants and represents that it has full authority to enter into this Agreement and to consummate the transactions contemplated hereby and that this Agreement is not in conflict with any other agreement to which the Company is a party or by which it may be bound. The Company hereto further warrants and represents that the individuals executing this Agreement on behalf of the Company have the full power and authority to bind the Company to the terms hereof and have been authorized to do so in accordance with the Company's corporate organization.
18.	Mediation. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any arbitration or litigation (with the exception of emergency injunctive relief as set forth in Paragraph 9). If the Parties are unable to resolve the dispute within thirty (30) days, then the Parties agree to mediate the dispute with a mutually agreed upon mediator in Houston, Texas. If the Parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. If the mediation does not resolve the dispute, then Paragraph 20 shall apply. The Parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation.
19.	Recovery of Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement or any agreement or instrument delivered under or in connection with this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party or Parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
20.	Arbitration. Any and all disputes or controversies whether of law or fact and of any nature whatsoever arising from or respecting this Agreement shall be decided by arbitration by the American Arbitration Association in accordance with its Commercial Rules except as modified herein.

(a)	The arbitrator shall be elected as follows: in the event the Company and the Director agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the Company and the Director do not so agree, the Company and the Director shall each select one independent, qualified arbitrator and the two arbitrators so selected shall select the third arbitrator (the arbitrator(s) are herein referred to as the "Panel"). The Company reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization.

(b)	Arbitration shall take place at Houston, Texas, or any other location mutually agreeable to the Parties. At the request of either Party, arbitration proceedings will be conducted in the utmost secrecy; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company or the Director and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information in secrecy until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature, provided that punitive damages shall not be awarded. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof.

(c)	Reasonable notice of the time and place of arbitration shall be given to all Parties and any interested persons as shall be required by law.

21.	Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.

22.	Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

23.	Prior Agreements. The Company represents and warrants to Director, and Director represents and warrants to the Company, that Director and the Company have fulfilled all of the terms and conditions of all prior agreements to which Director may be or has

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been a party.

EXECUTED as of the day and year first above set forth.

IMMUDYNE, INC.	DIRECTOR

/s/ Mark McLaughlin	/s/ Anthony Bruzzese

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